EXHIBIT 15
July 30, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated July 30, 2008 on our review of interim financial information of Sonoco Products Company for the three- and six-month periods ended June 29, 2008 and July 1, 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2008 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100799; File No. 333-100798; and File No. 333-152531) and Form S-3 (File No. 333-136244).
Yours very truly,
/s/PricewaterhouseCoopers LLP